EXHIBIT 23.1

HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
LDG, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated March 18, 2005 with respect to the consolidated financial statements of LDG, Inc. in the Registration Statement on Form SB-2 relating to the registration of 9,680,000 shares of common stock, and consent to the use of our name in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL
HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
May 11, 2005